Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
CSP Alpha Midco Pte. Limited

Opinion on the financial statements

We have audited the accompanying consolidated balance sheet of CSP Alpha Midco Pte. Limited and its subsidiaries (the Company or the Successor) as of March 31, 2018 (Successor), the related consolidated statements of income, comprehensive income/(loss), changes in stockholders’ equity, and cash flows for the period from November 22, 2017 through March 31, 2018 (Successor), and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2018 (Successor), and the consolidated results of its operations and its consolidated cash flows for the period from November 22, 2017 through March 31, 2018 (Successor), in conformity with Accounting Principles Generally Accepted in United States of America.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Grant Thornton India LLP

We have served as the Company’s auditor since 2018.

Mumbai, India
October 5, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
CSP Alpha Midco Pte. Limited

Opinion on the financial statements

We have audited the accompanying consolidated balance sheet of ESM Holdings Limited and its subsidiaries (the Company or the Predecessor) as of March 31, 2017 (Predecessor), the related consolidated statements of income, comprehensive income/(loss), changes in stockholders’ equity, and cash flows for the period from April 1, 2017 through November 21, 2017 (Predecessor) and for each of the years in the two-year period ended March 31, 2017(Predecessor), and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2017 (Predecessor), and the consolidated results of its operations and its consolidated cash flows for the period from April 1, 2017 through November 21, 2017 (Predecessor) and for each of the years in the two year period ended March 31, 2017 (Predecessor), in conformity with Accounting Principles Generally Accepted in United States of America..

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Grant Thornton India LLP

We have served as the Company’s auditor since 2018.

Mumbai, India
October 5, 2018

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share and per share data)

	Notes	Successor As of March 31, 2018	Predecessor As of March 31, 2017
Assets
Current assets
Cash and cash equivalents		17,693	15,785
Restricted cash		5,226	3,726
Trade accounts receivables, net	5	63,138	64,501
Unbilled revenue		47,407	40,720
Prepaid and other current assets	6	18,772	15,217
Total current assets		152,236	139,949
Non-current assets
Property, plant and equipment, net	7	25,814	28,003
Intangible assets, net	9	110,320	36,566
Goodwill	8	153,368	58,396
Equity-accounted investees	22	10,911	1,277
Advance income tax, net		5,245	264
Deferred tax assets, net	10a	4,481	2,826
Prepaid expenses and other non-current assets		4,266	5,600
Total non-current assets		314,405	132,932
Total assets		466,641	272,881
Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payables		20,672	16,914
Short term debt	11b	17,628	33,328
Current maturity of long term debt	11a	6,215	11,889
Current maturity of capital lease obligation	11a	28	461
Accrued expenses and other current liabilities	12	70,263	82,518
Current tax liabilities, net		3,160	1,809
Total current liabilities		117,966	146,919
Non-current liabilities
Long term debt	11a	127,133	61,081
Other non-current liabilities	13	9,686	9,530
Deferred tax liabilities, net	10a	17,711	777
Total non-current liabilities		154,530	71,388
Total liabilities		272,496	218,307
Stockholders' equity
Common stock		153,910	0
Additional paid-in capital		-	3,911
Accumulated (deficit) / earnings		(6,815)	16,581
Accumulated other comprehensive (loss)	16	(402)	(11,428)
Equity attributable to owners		146,693	9,064
Non-controlling interest	21	47,452	45,510
Total stockholders' equity		194,145	54,574
Total liabilities and stockholders' equity		466,641	272,881

Notes 1 to 26 annexed hereto form an integral part of these consolidated financial statements.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Consolidated Statements of Income and Other Comprehensive Income
(Dollars in thousands, except share and per share data)

	Notes	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Revenue		169,957	310,120	414,818	304,189
Cost of services		(143,918)	(265,770)	(344,951)	(261,963)
Gross profit		26,039	44,350	69,867	42,226
Selling, general and administrative expenses		(15,925)	(32,105)	(39,919)	(40,426)
Impairment losses and restructuring cost	8, 24	(1,868)	-	(5,013)	-
Gain on fair value of equity-accounted investees	4c	-	-	25,906	-
Acquisition related cost	4a	(7,994)	(107)	-	-
Operating income		252	12,138	50,841	1,800
Share of profit of equity-accounted investees	22	76	996	2,346	8,181
Interest and other income	14	192	460	644	2,524
Interest and other cost	15	(4,689)	(4,811)	(6,136)	(5,268)
Exchange gain (loss), net		639	(230)	177	(443)
(Loss) / income before income taxes		(3,530)	8,553	47,872	6,794
Tax expenses
Current tax	10b	2,214	3,252	5,655	1,059
Deferred tax (benefit) / expenses	10b	(909)	(74)	5,893	1,586
Tax expense		1,305	3,178	11,548	2,645
Net (Loss) / income		(4,835)	5,375	36,324	4,149

Other comprehensive (loss) / income, net of tax
Unrecognised pension cost		(540)	(1,391)	(1,485)	15
Foreign currency translation		(110)	(1,510)	(3,027)	834
Total comprehensive (loss) / income for the year		(5,485)	2,474	31,812	4,998

(Loss) / profit attributable to:
Owners of the parent		(6,815)	2,663	29,668	4,203
Non controlling interest	21	1,980	2,712	6,656	(54)
		(4,835)	5,375	36,324	4,149
Other comprehensive (loss) / income attributable to:
Owners of the parent		(402)	(2,277)	(3,813)	849
Non controlling interest	21	(248)	(624)	(699)	-
		(650)	(2,901)	(4,512)	849
Total comprehensive (loss) / income attributable to:
Owners of the parent		(7,217)	386	25,855	5,052
Non controlling interest		1,732	2,088	5,957	(54)
		(5,485)	2,474	31,812	4,998
Earnings per equity share	17
Basic and diluted		(99,558)	26,633	296,681	42,034

Notes 1 to 26 annexed hereto form an integral part of these consolidated financial statements.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands, except share and per share data)

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Cash flow from operating activities
Net Income (loss)	(4,835)	5,375	36,324	4,149
Adjustments to reconcile net income to net cash generated from operating activities
Depreciation and amortisation	8,184	11,603	14,368	18,772
Impairment of goodwill	-	-	4,758	-
Share of profit of equity-accounted investees	(76)	(996)	(2,346)	(8,181)
Unrealised exchange gains and losses (net)	(639)	230	(177)	443
Rent and maintenance rebate	-	-	-	(1,925)
Gain on fair value of equity-accounted investees	-	-	(25,906)	-
Deferred tax (benefit) / expenses	(909)	(74)	5,893	1,586
Reserve for doubtful receivables and bad debt written off	216	158	76	24
Changes in operating assets and liabilities
(Increase) / decrease in trade receivables	(3,995)	5,392	14,860	(1,511)
(Increase) / decrease in prepaid expenses and other assets	12,599	(21,507)	(17,664)	7,048
Increase / (decrease) in trade payables	(702)	4,459	(835)	(8,915)
Increase / (decrease) in other current and non current liabilities	(18,471)	15,322	(17,961)	(4,314)
Increase / (decrease) in provisions	4,900	3,088	12,423	(906)
Net cash (used in) / generated from operating activities before taxes	(3,728)	23,050	23,813	6,270
Increase / (decrease) in tax payable	(1,951)	(2,775)	1,402	2,276
Net cash (used in) / generated from operating activities	(5,679)	20,275	25,215	8,546

Cash flow from investing activities
Purchase of property, plant and equipment and intangible assets (including Capital work in progress)	(1,490)	(7,787)	(15,361)	(9,298)
Proceeds from disposal of property, plant and equipment and intangible assets	-	200	165	64
(Payment)/proceed to margin money deposits	(2,044)	544	604	(580)
Payment for acquisition, net of cash acquired (Refer note 4 a and b)	(258,643)	-	7,467	-
Proceeds from equity-accounted investees	-	1,438	-	-
Net cash (used in) / generated from investing activities	(262,177)	(5,605)	(7,125)	(9,814)

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands, except share and per share data)

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016

Cash flow from financing activities
Proceeds from issuance of equity share capital	153,910	-	-	-
Repayment of members capital and buyback of shares	-	-	(248)	(6,151)
Proceeds from borrowings	132,730	-	1,490	2,722
Repayment of borrowings	-	(1,233)	(2,529)	(7,423)
(Repayments) / proceeds from current borrowings (net)	(1,414)	915	(5,740)	15,045
Dividends paid	-	(8,750)	(6,666)	-
Net cash generated from (used in) financing activities	285,226	(9,068)	(13,693)	4,193
Net increase/(decrease) in cash and cash equivalents	17,370	5,602	4,397	2,925
Effect of exchange rate changes on cash and cash equivalents	323	(30)	(6)	(1,313)
Cash and cash equivalents at the beginning of the year	-	15,785	11,394	9,782
Cash and cash equivalents at the end of the year	17,693	21,357	15,785	11,394

Components of cash and cash equivalents
Cash on hand	12	13	104	56
Balance with banks on current account	17,681	21,344	15,681	11,338
Total cash and cash equivalents	17,693	21,357	15,785	11,394

Supplemental disclosure of Cash Flow Information
Cash paid for Interest & other finance cost	(7,370)	(4,182)	(6,127)	(5,440)
Cash paid for income taxes	(4,127)	(6,063)	(4,240)	1,210
Non cash common control purchase consideration	-	(44,830)	(14,657)	-
Non cash dividend distribution	-	(1,018)	(21,455)	-
Non cash members capital repayment	-	-	(44,547)	-

Notes 1 to 26 annexed hereto form an integral part of these consolidated financial statements.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Consolidated Statement of Changes in Equity
(Dollars in thousands, except share and per share data)

	Common stock		Additional paid in capital	Accumulated earnings (deficit)	Other items of OCI			Non controlling interest	Total equity
	Shares	Amount			Foreign currency translation	Unrecognised pension cost	Total
Predecessor
Balance at April 01, 2015	100	0	69,266	7,920	(8,464)	-	68,722	(37)	68,685
Net income (loss)	-	-	-	4,203	-	-	4,203	(54)	4,149
Repayment of members capital in cash	-	-	(6,151)	-	-	-	(6,151)	-	(6,151)
Other comprehensive income for the year	-	-	-	-	834	15	849	-	849
Balance at March 31, 2016	100	0	63,115	12,123	(7,630)	15	67,623	(91)	67,532
Fair value of additional acquisition of subsidiary shares	-	-	-	-	-	-	-	42,803	42,803
Net income	-	-	-	29,668	-	-	29,668	6,656	36,324
Dividend paid in cash (*)	-	-	-	(3,400)	-	-	(3,400)	(3,266)	(6,666)
Dividend paid in kind	-	-	-	(21,455)	-	-	(21,455)	-	(21,455)
Repayment of members capital in kind	-	-	(44,547)	-	-	-	(44,547)	-	(44,547)
Common control purchase consideration	-	-	(14,657)	-	-	-	(14,657)		(14,657)
Buyback of shares	-	-	-	(355)	-	-	(355)	107	(248)
Other comprehensive loss for the year	-	-	-	-	(3,027)	(786)	(3,813)	(699)	(4,512)
Balance at March 31, 2017	100	0	3,911	16,581	(10,657)	(771)	9,064	45,510	54,574
Net income	-	-	-	2,663	-	-	2,663	2,712	5,375
Dividend paid in cash	-	-	-	(4,462)	-	-	(4,462)	(4,288)	(8,750)
Common control purchase consideration	-	-	(44,830)	-	-	-	(44,830)	-	(44,830)
Reduction during the period	-	-	(1,018)	-	-	-	(1,018)	-	(1,018)
Other comprehensive loss for the period	-	-	-	-	(1,510)	(767)	(2,277)	(624)	(2,901)
Balance at November 21, 2017	100	0	(41,937)	14,782	(12,167)	(1,538)	(40,860)	43,310	2,450

Successor
Balance at November 22, 2017	-	-	-	-	-	-	-	-	-
Issuance of common stock	100	153,910	-	-	-	-	153,910	-	153,910
Net income (loss)	-	-	-	(6,815)	-	-	(6,815)	1,980	(4,835)
Fair value of non controlling interest shares	-	-	-	-	-	-	-	45,720	45,720
Other comprehensive income for the period	-	-	-	-	(110)	(292)	(402)	(248)	(650)
Balance at March 31, 2018	100	153,910	—	(6,815)	(110)	(292)	146,693	47,452	194,145

Notes 1 to 26 annexed hereto form an integral part of these consolidated financial statements.

* Dividend paid includes amount paid to Aegis Netherlands Holdings Cooperatief U.A. of $21,455 and to Essar services (Mauritius) of $3,400 from retained earnings. These entities are not forming part of consolidated financial statement.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

1.    Presentation of consolidated financial statements

Corporate Information
CSP Alpha Midco Pte. Ltd. ("Company" or "Successor"), was incorporated on September 20, 2017 and domiciled in Republic of Singapore and is primarily engaged in investment holding and trading activities. The registered office of the Company is at 160, Robinson Road, #10-01, Singapore Business Federation Center, Singapore 068914. The ultimate parent company is CSP Alpha Holdings Parent Pte. Ltd. The consolidated financial statements of the Company were approved and authorised by the board of directors.

The principal activities of the Company and its subsidiaries together expressed herein after as “the Group”, are engaged in providing business process outsourcing and business solution to global industry players and IT services.
On November 22, 2017 (“Acquisition date”), the Company has acquired a 100 percent of its stake in ESM Holdings Limited ("ESMHL" or "Predecessor") and its subsidiaries (Refer note 4).

2.1     Basis of preparation and principles of consolidation
The consolidated financial statements of "Successor" and "Predecessor" have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). For periods prior to the acquisition, the Group is referred to as the "Predecessor" and for periods after the acquisition, it is referred to as the "Successor". A black line separates the Predecessor and Successor financial statements to highlight the lack of comparability between these two periods.
The financial statements consolidate all of our affiliates - entities in which the Company have a controlling financial interest, most often because the Company hold a majority voting interest. To determine if the Company hold a controlling financial interest in an entity, we first evaluate if the Company is required to apply the variable interest entity (VIE) model to the entity, otherwise the entity is evaluated under the voting interest model.

A variable interest entity is consolidated if it is determined that the Company (1) power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance and (2) obligation to absorb losses or the right to receive benefits of the variable interest entity that could potentially be significant to the variable interest entity.Where the Company hold current or potential rights that give the Company the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance combined with a variable interest that gives the Company the right to receive potentially significant benefits or the obligation to absorb potentially significant losses, the Company have a controlling financial interest in that VIE. Rights held by others to remove the party with power over the VIE are not considered unless one party can exercise those rights unilaterally.

When changes occur to the design of an entity, the Company reconsider whether it is subject to the VIE model. The Company continuously evaluate whether we have a controlling financial interest in a VIE. The Company hold a controlling financial interest in other entities where we currently hold, directly or indirectly, more than 50 percent of the voting rights.

2.2    Use of judgement and estimates
The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and accompanying notes. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period they are determined to be necessary.
The significant estimates and assumptions that affect the financial statements include, but are not limited to, allowance for doubtful account receivables, obligations related to employee benefit plans, deferred tax valuation allowances, income-tax uncertainties and other contingencies, depreciation and amortization periods, purchase price allocation, recoverability of long- term assets including goodwill and intangibles.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

3.    Significant accounting policies
Business combinations, Goodwill and other intangible assets
Business combinations are accounted for using the acquisition method in accordance with ASC 805, "Business Combinations".

The cost of an acquisition is measured at the fair value of the assets transferred, equity instruments issued and liabilities incurred or assumed at the date of acquisition. The cost of the acquisition also includes the fair value of any contingent consideration. Identifiable tangible and intangible assets acquired and liabilities including contingent liabilities assumed in a business combination are measured initially at their fair value on the date of acquisition. Significant estimates are required to be made in determining the value of contingent consideration and intangible assets.

Goodwill represents the excess of the cost of an acquisition over the fair value of the Company’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is carried at cost less accumulated impairment losses. Internally generated goodwill is not recognised.

The change in the ownership interest of a subsidiary (without loss of control) is accounted for as an equity transaction. Therefore, such transactions will no longer give any change to goodwill, nor will it give rise to a gain or loss. Non-controlling interests are measured at fair value on the date of acquisition.
Business combinations involving entities that are ultimately controlled by the same parties before and after the business combination are considered as common control entities and are accounted using the historical cost method as follows:
–The assets and liabilities of the combining entities are reflected at their carrying amounts.
–No adjustments are made to reflect the fair values, or recognise new assets or liabilities. Adjustments are made to harmonise accounting policies.
–The financial information in the financial statements in respect of prior periods is restated as if the business combination has occurred from the beginning of the preceding period in the financial statements, irrespective of the actual date of the combination.

The balance of the retained earnings appearing in the financial statements of the transferor is aggregated with the corresponding balance appearing in the financial statements of the transferee. The identity of the reserves are preserved and the reserves of the transferor become the reserves of the transferee.
The difference if any, between the amounts recorded as share capital plus any additional consideration in the form of cash or other assets and the amount of share capital of the transferor is transferred to additional paid-in capital.
Transaction costs that the Company incurs in connection with a business combination such as finders’ fees, legal fees, due diligence fees, and other professional and consulting fees are expensed as incurred.
The Company has early adopted the ASU 2017-04 "Intangible-Goodwill and Other". Goodwill of reporting unit is tested for impairment as of 31 March of each fiscal year or more frequently if events or change in circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. When conducting annual goodwill impairment assessment, the Company uses a one-step process. The Company first performs an optional qualitative evaluation as to whether it is more likely than not that the fair value of any of our reporting units is less than its carrying value, using an assessment of relevant events and circumstances such as macro-economic conditions, industry and market considerations, overall financial performance, business plans and expected future cash flows.
If it is determined, based on qualitative factors, the fair value of the reporting unit is "more likely than not" less than the carrying amount or if significant changes related to the reporting unit have occurred that could materially impact fair value, a quantitative goodwill impairment test would be required.

If the carrying amount of a reporting unit exceeds its fair value, the Company will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit's carrying amount over its fair value.
Intangible assets are recognized only when it is probable that the expected future economic benefits attributable to the assets will accrue to the Company and the cost can be reliably measured. Intangible assets acquired in a business combination are recorded at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Intangible assets with definite lives are amortized over the estimated useful lives and are reviewed for impairment, if indicators of impairment arise.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

Following is the estimated useful life of the assets:

Description	Expected useful life (years)
Customer relationships and customer contracts	13.5
Software	3-6
Brand	13.5
Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in profit or loss when the asset is derecognized.

Equity accounted investee
An equity accounted investment is an entity over which the Group has significant influence and which is neither a subsidiary nor a joint arrangement. Significant influence is the power to participate in financial and operating policy decisions of the investee but is not control or joint control over those policies.
Investments in equity accounted investment are accounted for using equity method of accounting.
Under the equity method, the investment in the equity accounted investment is initially recognised at cost and adjusted thereafter for the post acquisition changes in the Group’s share of net assets of the equity accounted investment. Goodwill relating to the equity accounted investment, if any, is included in the carrying amount of the investment and is neither amortised nor individually tested for impairment.
The consolidated statement of income reflects the Group’s share of the results of operations of the equity accounted investment. When there has been a change recognised directly in the equity of the equity accounted investment, the Group recognises its share of any changes and discloses this, when applicable, in the statement of changes in equity. Unrealised gains and losses resulting from transactions between the Group and the equity accounted investment are eliminated to the extent of the interest in the equity accounted investment.
The Group’s share of profit/loss of an equity accounted investee is shown on the face of the statement of income.
The financial statements of the equity accounted investment are prepared for the same reporting period as the Group. When necessary, adjustments are made to bring the accounting policies in line with those of the Group.
After application of the equity method, the Group determines at each reporting date whether there is any objective evidence that the equity accounted investment is impaired, if there has been an other-than temporary decline in carrying value. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value and recognises the amount in the ‘share of profit of an equity accounted investment’ in the statement of income.
Property, plant and equipment (PPE)
PPE are stated at historical cost less accumulated depreciation and impairment. Cost includes expenditures directly attributable to the acquisition of the asset. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Freehold land and property, plant and equipment in the course of construction are carried at cost, less accumulated impairment losses, if any and are not depreciated.
Advances paid towards the acquisition of property and equipment or the cost of assets not put to use before the balance sheet date or PPE in the course of construction are disclosed as capital work in progress.
An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in statement of income in the year the asset is derecognised.
The following useful lives are used in the calculation

Assets	Expected useful life (years)
Buildings	20
Computers	4-6
Leasehold improvements	Over the lease term or the asset's
useful life, whichever is less
Office equipment	5
Vehicles	4-5
Furniture and fixtures	7-10
The estimated useful lives, residual values and depreciation method are reviewed at each year end, and the effect of any changes in such estimates is accounted for on a prospective basis.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

Assets acquired under finance leases are capitalized as assets by the Company at an amount equal to the fair value of the leased asset or, if lower, the present value of the minimum lease payments, each determined at the inception of the lease. Assets under finance leases and leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the assets.

Impairment of long-lived assets
Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such assets are required to be tested for impairment if the carrying amount of the assets is higher than the future undiscounted net cash flows expected to be generated from the assets. The impairment amount to be recognized is measured as the amount by which the carrying value of the assets exceeds their fair value. The Company determines fair value by using a discounted cash flow approach.

Borrowing costs
Borrowing costs include interest as well as ancillary costs such as amortization of financing fees or charges and premium or discount on the borrowings. Borrowing costs (loan processing fee) are capitalised and amortised in the consolidated statement of income using effective interest method.

Leases
Leases under which the Company assumes substantially all the risks and rewards of ownership are classified as capital leases. When acquired, such assets are capitalized at fair value or present value of the minimum lease payments at the inception of the lease, whichever is lower.
Operating lease payments are recognised as an expense in the statement of income on a straight line basis over the lease term.

Cash and cash equivalents and restricted cash
The Group considers all highly liquid investments with an initial maturity of up to three months to be cash equivalents. Cash equivalents are readily convertible into known amounts of cash and subject to an insignificant risk of changes in value.
Restricted cash consists of margin money deposit that is contractually restricted as to usage or withdrawal due to bank guarantee provided against the deposit.

Revenue
Revenue is recognized when there is persuasive evidence of an arrangement, services have been rendered, the fee is fixed or determinable and collectability is reasonably assured. Persuasive evidence of an arrangement is established when the Company enters into an agreement with its customers with terms and conditions which describe the services and the related payments are legally enforceable. The Company considers revenue to be determinable when the services have been provided in accordance with the agreement.
Incomes from BPO services rendered are accounted on a time and material basis based on agreements/ arrangements with the concerned parties as the related service are performed based on time incurred and/or on transaction handled, at rates realisable under the contract.
The Group collects goods and service tax, sales taxes and value added taxes (VAT) on behalf of the government and, therefore, these are not economic benefits flowing to the Group. Hence, they are excluded from revenue.
The Company provide initial training to customer service representatives upon commencement of new contracts and recognize revenues for such training as the services are provided based upon the production rate (i.e., billable hours and rates related to the training services as stipulated in our contractual arrangements). Accordingly, the corresponding training costs, consisting primarily of labor and related expenses, are expensed as incurred.
For certain agreements, the Company has retroactive discounts related to meeting agreed volumes. In such situations, the Company records revenue at the discounted rate, although the Company initially bills at the higher rate, unless the Company can determine that the agreed volumes will not be met, based on historic experience.

Interest and dividend income
Interest revenue is recognised on an accrual basis taking into account the interest rates applicable to the financial assets.

Dividend income is recognized when the Group’s right to receive such income is established by the reporting date.
Government grants and subsidies
Grants and subsidies from the government are recognized when there is reasonable assurance that the grant/subsidy will be received and all conditions will be complied with. The grant income is recognized based on meeting milestones related to employment of number of people by the respective subsidiary. When the grant or subsidy relates to an expense item, it is recognised as income over the period necessary to match them on a systematic basis to the costs, which it is intended to compensate.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

Income tax
The Company accounts for income taxes using the asset and liability method of accounting for income taxes. The Company calculates and provides for income taxes in each of the tax jurisdictions in which it operates. The deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases and all operating losses carried forward, if any.
Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which the applicable temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates or tax status is recognized in the statement of income in the period in which the change is identified. Deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the tax effects from any uncertain tax position in the financial statements only if the position is more likely than not to be sustained on audit by the tax authorities, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties accrued on unrecognized tax benefits in income tax expense in the consolidated statements of comprehensive income.
Company carry out business operations through legal entities in multiple foreign jurisdictions. These jurisdictions require filing of corporate income tax returns that are subject to foreign tax laws.

Employee benefits
Contributions to defined contribution plans are charged to consolidated statements of income in the period in which services are rendered by the covered employees. Current service costs for defined benefit plans are accrued in the period to which they relate. The liability in respect of defined benefit plans is calculated annually by the Company using the projected unit credit method. Prior service cost, if any, resulting from an amendment to a plan is recognized and amortized over the remaining period of service of the covered employees. The Company recognizes its liabilities for compensated absences dependent on whether the obligation is attributable to employee services already rendered, relates to rights that vest or accumulate and payment is probable and estimable.
The Company records annual amounts relating to its defined benefit plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases and turnover rates. The Company reviews its assumptions on an annual basis or quarterly basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

Common stock
Incremental costs directly attributable to the issue of common stock are recognized as a deduction from equity. Holders of common stock are entitled to one vote per share. Upon the liquidation, dissolution or winding up of the Company, common stockholders are entitled to receive a ratable share of the available net assets of the Company after payment of all debts and other liabilities. The common stock have no preemptive, subscription, redemption or conversion rights.

Foreign currency transactions and translation
Determination of functional currency
The consolidated financial statements of each of the Company’s subsidiaries are measured using the currency of the primary economic environment in which these entities operate (i.e. the functional currency). The consolidated financial statements are presented in US Dollars which is also functional currency of parent company and all values are expressed in thousands except when otherwise indicated.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Transactions in currencies other than the functional currency are translated into functional currency at the exchange rates ruling at the date of transaction. Monetary assets and liabilities denominated in other currencies are translated into functional currency at exchange rates ruling at the balance sheet date and exchange differences are recognised in statement of profit or loss.
For the purpose of presenting consolidated financial statements, the assets and liabilities of the Company’s foreign operations that have local functional currency are translated into US dollars using exchange rates prevailing at the reporting date. Income and expense are translated at the average exchange rates for the period. Exchange differences arising, if any, are recorded in equity as part of the Company’s other comprehensive income. Such exchange differences are recognized in the consolidated statement of profit or loss in the period in which such foreign operations are disposed. Goodwill and fair value adjustments arising on the acquisition of foreign operation are treated as assets and liabilities of the foreign operation and translated at the exchange rate prevailing at the reporting date.
If the group disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to NCI. When the group disposes of only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit and loss.
On disposal of a foreign entity, the cumulative translation adjustment recognised in other comprehensive income relating to that particular foreign operation is recognised in statement of profit or loss.

Provisions and contingencies
In normal course of business, contingent liabilities may arise from litigation and other claims against the Group. The Company accrues for a loss contingency when it is probable that a liability has been incurred and the amount of such loss can be reasonably estimated. Such liabilities are disclosed in the notes and are not provided for in the consolidated financial statements. Although there can be no assurance regarding the final outcome of the legal proceedings, the group does not expect them to have a materially adverse impact on our financial position or profitability.

Earnings per share
Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. For the purposes of calculating diluted earnings per share, the treasury stock method is used for stock-based awards except where the results would be antidilutive.

Restructuring Charges
On an ongoing basis, management assesses the profitability and utilization of company’s facilities and in some cases management has chosen to close facilities. Severance payments that occur from reductions in workforce are in accordance with our postemployment policy and/or statutory requirements that are communicated to all employees upon hire date; therefore, severance liabilities are recognized when they are determined to be probable and estimable. Other liabilities for costs associated with an exit or disposal activity are recognized when the liability is incurred, instead of upon commitment to an exit plan. A significant assumption used in determining the amount of the estimated liability for closing a facility is the estimated liability for future lease payments on vacant facilities. We determine our estimate of sublease payments based on our ability to successfully negotiate early termination agreements with landlords, a third-party broker or management’s assessment of our ability to sublease the facility based upon the market conditions in which the facility is located. If the assumptions regarding early termination and the timing and amounts of sublease payments prove to be inaccurate, we may be required to record additional losses, or conversely, a future gain.

Recently Issued Accounting Standards
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers.Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2017, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. We have assessed the impact that the adoption of ASU 2014-09 will have on our financial statements. We have assessed the impact of ASU 2014-09 and have determined that our current revenue recognition process is in compliance with the ASU. Therefore, we do not anticipate any impact to our consolidated financial statements upon adoption on April 01, 2018. We will use the Modified Retrospective transition method of adoption for ASU 2014-09. We are currently evaluating the additional disclosures that will be required upon adoption.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) (“ASU 2016-02”). These amendments require the recognition of lease assets and lease liabilities on the balance sheet by lessees for those leases currently classified as operating leases under ASC 840 “Leases”. These amendments also require qualitative disclosures along with specific quantitative disclosures. These amendments are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. Entities are required to apply the amendments at the beginning of the earliest period presented using a modified retrospective approach. We are currently evaluating the impact that the adoption of ASU 2016-02 will have on our consolidated financial statements, and we anticipate that adoption of ASU 2016-02 will have an impact to the financial statement presentation of right of use asset, lease liability, amortization expense, and lease expense.
In August 2017, FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815) ("ASU 2017-12"), Targeted Improvements to Accounting for Hedging Activities. The amendments in this ASU better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. To meet that objective, the amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The guidance is effective for annual reporting periods beginning after December 15, 2018, including interim reporting periods within those annual reporting periods. We do not expect the adoption of ASU 2017-12 will have a material impact on our consolidated financial statements.
In November 2016 the FASB issued ASU 2016-18, Statement of Cash Flows - Restricted Cash. The update requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This update is effective for our fiscal year beginning January 1, 2018 and must be applied retrospectively through a revision of previously reported amounts. Accordingly, this update is not expected to have a material impact on our financial condition, results of operations or cash flows. Refer note 6.
In October 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-16, Income Taxes (Topic 740) ("ASU 2016-16"), Intra-Entity Transfers of Assets Other Than Inventory. The purpose of ASU 2016-16 is to simplify the income tax accounting of an intra-entity transfer of an asset other than inventory and to record its effect when the transfer occurs. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods and early adoption is permitted. We do not expect the adoption of ASU 2016-16 will have a material impact on our consolidated financial statements.
In June 2016, FASB issued Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses (Topic 326) ("ASU 2016-13"), Measurement of Credit Losses on Financial Instruments. The standard significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren't measured at fair value through net income. The standard will replace today's "incurred loss" approach with an "expected loss" model for instruments measured at amortized cost. For availablefor- sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. This ASU is effective for annual periods beginning after December 15, 2019, and interim periods therein. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods therein. We do not expect the adoption of ASU 2016-13 will have a material impact on our consolidated financial statements.
In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which makes targeted improvements to the accounting for, and presentation and disclosure of, financial instruments. ASU 2016- 01 requires that most equity investments be measured at fair value, with subsequent changes in fair value recognized in net income. ASU 2016-01 does not affect the accounting for investments that would otherwise be consolidated or accounted for under the equity method. The new standard also affects financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. The provisions of ASU 2016-01 are effective for the Company for annual periods in fiscal years beginning after December 15, 2018. The Company will adopt the new standard on January 1, 2019, and is currently evaluating the effect that ASU 2016-01 will have on its consolidated financial statements. In addition, in February 2018, the FASB issued ASU 2018-03, Technical Corrections and Improvements to Financial Instruments - Overall, Recognition and Measurement of Financial Assets and Financial Liabilities, to clarify certain aspects of ASU 2016-01; the Company will adopt ASU 2018-03 and ASU 2016-01 concurrently.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

4.Business combinations and acquisition of non controlling interests

Acquisition by "Successor"

a) ESM Holdings Limited and Subsidiaries

On November 22, 2017 (“Acquisition date”), the Company ("Successor") has acquired a 100% of its stake in ESM Holdings Limited ("ESMHL" or "Predecessor") and its subsidiaries, which provides business processing outsourcing services and business solution to global industry players and IT services for total consideration of $280,000. The Company has funded the acquisition by infusing an equity of $153,910 in cash and $140,000 from a five year secured term loan. The purchase consideration has been preliminary allocated on the fair value of assets, liabilities and non controlling interests. The primary method used in determining fair value estimates was the income approach, which attempts to estimate the income producing capability of the asset.

The preliminary fair values of the identifiable assets and liabilities of ESMHL as at the date of acquisition were:

Particulars	Total
Assets
Property, plant and equipment	27,130
Intangible assets
Software	9,980
Customer relationships	52,600
Brand	49,500
Capital work in progress	585
Trade receivables	58,720
Unbilled revenue	58,699
Deferred tax assets	3,859
Advance Income Tax (net)	1,914
Equity-accounted investees	10,830
Other current and non current assets (including restricted cash)	27,526
Liabilities
Trade payables	17,516
Borrowings	24,893
Accrued expenses and other current liabilities	88,200
Deferred tax liabilities	17,357
Current tax liabilities (net)	2,382
Non controlling interests	45,720
Net assets	105,275
Less: Purchase consideration (net)*	258,643
Goodwill	153,368

* Purchase consideration of $280,000 is net of cash and bank balances of $21,357 acquired.

Goodwill is attributable mainly to expected synergies and assembled workforce arising from the acquisition. Goodwill arising from this acquisition is not expected to be deductible for tax purposes.

The Company has incurred acquisition related costs of $7,994 (Predecessor: $107) which was shown in the consolidated statement of income.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

Under ASC topic 805, Business combination, the preliminary allocation of purchase price of the assets, liabilities and non- controlling interest acquired may change in period up to one year from the date of acquisition. The Company expect to complete valuation of equity accounted investee as of the acquisition date during the fourth quarter of 2018. Accordingly, the Company may adjust amounts recorded as of March 31, 2018 to reflect the final valuations of equity accounted investee and resultant Goodwill.

The Customer relationship and brand from predecessor acquisition are amortised over the weighted average useful life of 13.5 years and software are being amortised over useful life of 3-6 years.

Unaudited actual and proforma information
The following unaudited proforma information has been presented as if the ESMHL transaction occurred on April 1, 2015. This information has been prepared by combining the historical results of the Company and historical results of ESMHL. The unaudited proforma combined financial data for all periods presented were adjusted to give effect to proforma events that 1) are directly attributable to the aforementioned transaction, 2) factually supportable, and 3) expected to have a continuing impact on the consolidated results of operations. The unaudited combined proforma information is for informational purposes only.

The proforma information is not necessarily indicative of what the combined company’s results actually would have been had the acquisition been completed as of the beginning of the periods as indicated. In addition, the unaudited proforma information does not purport to project the future results of the combined company.

	March 31, 2018	March 31, 2017	March 31, 2016
Revenue	480,077	414,818	304,189
Net income	(9,200)	20,485	(11,690)
Earnings per equity share (Basic and diluted)	(138,923)	138,289	(116,359)

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

Acquisition by "Predecessor"

a)Contact Centre Company ("CCC")
On September 08, 2010, the Group has entered into an agreement with Saudi Telecom Company (“STC”) to provide business processing outsourcing services in the field of telecommunications and information technology support and maintenance, system development support and communications programs and information technology.
As per terms of the arrangement
(a)The Company have 49 percent investment in Contract Centre Company that runs a call center in Saudi Arabia for a single customer, Saudi Telecom Company (STC). STC also owns 51 percent investment in the entity.
(b)The Company concluded that the arrangement is a variable interest entity as the Company had disproportionately few voting rights with a call option to purchase variable interest of the other equity holders.
(c)The management have concluded that the Company is not the primary beneficiary in the arrangement. There are two activities that most significantly impact the entity’s economic performance, i.e. operating and financing decisions. The Board of Directors has power over financing and operating decisions (through budgeting process). The power is demonstrated by way of (i) the details set forth in the business plan and annual budgets, (ii) frequency of the review and (iii) manner in which budgets are prepared and reviewed by the Board.
(d)Accordingly, the Company accounted for the investment in Contract Centre Company under equity method.
(e)During November 2015, the Company obtained regulatory approvals that led to transfer of certain shares to the Company by virtue of which the Company owned 51 percent voting rights. Further, on April 12, 2016, a new arrangement was entered into between the Company and other equity investor. The new arrangement entitles the Company to appoint 3 of the 5 members on the Board. Additionally, on June 2, 2016 the Company appointed 3 of the 5 directors on the Board.
(f)Accordingly, the Company has re-assessed the status of primary beneficiary to the entity on account of changes to the arrangement and appointment of the majority directors.
(g)Although the other equity investor has participative rights, i.e. approval of business plan and annual budget requires affirmative vote from other equity investor, the management team appointed by the Company manages day to day functioning of the entity. Since the level of the details set forth in the business plan/ annual budget, frequency and manner of review have been curtailed post obtaining Board control by the Company, the management believes that the day-to-day management team duly appointed by the Company has power to control the over financing and operating decisions.
(h)Accordingly, the management have concluded that the Company is the primary beneficiary in the arrangement from June 2, 2016.

For the ease of consolidation, the management has considered June 01, 2016 as effective date for consolidation of financial information of CCC, as the transactions as on June 01, 2016 is not material.
The fair value of the identifiable assets and liabilities of CCC as at the date of acquisition were:

Particulars	Total
Assets
Property, plant and equipment	442
Intangible assets
Softwares	139
Customer relationship	27,200
Capital work in progress	86
Trade receivables	19,521
Unbilled revenue	12,196
Cash and bank balances	7,467
Other financial and non financial assets	12,933
Liabilities
Trade payables	2,245
Provisions	684
Deferred tax liability	340
Other current liabilities	27,996
Non controlling interests	42,803
Net assets	5,916
Less: Fair value of Equity-accounted investees	44,600
Goodwill	38,684

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

Goodwill is attributable mainly to expected synergies and assembled workforce arising from the acquisition. Goodwill arising from this acquisition is not expected to be deductible for tax purposes.

The Company has incurred acquisition related costs of $Nil.

The purchase consideration has been allocated on the fair value of assets, liabilities and non controlling interests.

Fair values were estimated by management based on information currently available, including third-party valuation and estimates of future operating results. The primary method used in determining fair value estimates in respect assets acquired and liabilities assumed was the income approach, which attempts to estimate the income producing capability of the asset. The Group has accounted a gain on fair value of Equity-accounted investees of $25,906.

Predecessor

b)Common control using the historical cost basis
The Group has assumed all common control transactions had taken place at the beginning of April 01, 2015 and accounted for as a business combination under common control using the historical cost basis (pooling of interest method).
A business combination involving entities or businesses under common control is a business combination in which all of the combining entities or businesses are ultimately controlled by the same party or parties both before and after the business combination, and that control is not transitory. The Group has accounted for the acquisitions based on the carrying amounts recorded in the standalone financial statements of respective subsidiaries. Financial statements are retrospectively consolidated as part of the Group’s consolidated financial statements as if the acquisitions had occurred at the beginning of the earliest period presented in the consolidated financial statements, and the acquisitions had occurred on April 01, 2015, regardless of the actual date of the combinations.
The difference if any, between the purchase consideration and carrying value of common stock and net assets is recorded as an additional paid-in capital in equity, although the accruals / payment of purchase consideration is recorded on the date of acquisitions.
Details of subsidiaries accounted under common control are as follows:

Subsidiaries	Date of Acquisition	Purchase Consideration	Common stock, reserves and Net Assets	Additional paid-in capital
Main Street 741 Pty Limited	December 12, 2014	15,500	0	15,500
Aegis Outsourcing UK Limited	December 31, 2014	8,800	9,842	(1,042)
Aegis BPO Malaysia Sdn Bhd	December 31, 2014	10,205	(236)	10,441
Aegis BPO Services Australia Holding	March 31, 2015	17,700	32,136	(14,436)
Pty Limited
Aegis America Inc.	July 05, 2016	1	150	(149)
Aegis Services Lanka Private Limited	March 31, 2017	1,230	597	633
Aegis Netherlands II BV	March 31, 2017	14,657	28	14,629
Aegis Argentina S.A	March 31, 2017	7,940	4,220	3,720
Aegis Peru S.A.C	March 31, 2017	1,251	1,282	(31)
Aegis Customer Supports Services	September 01, 2017	44,830	13,970	30,860
Private Limited
		122,114	61,989	60,125

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

5.Trade accounts receivables, net

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
Trade accounts receivables Less: Reserve for doubtful receivables	63,176 (38)	65,303 (802)
	63,138	64,501

The movement of the reserve for doubtful receivables is as below:

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
Balance at the beginning Provision (reversal) of reserve for doubtful receivables	- 38	1,616 (814)
Balance at the end	38	802

Accounts receivables are recorded net of allowance for doubtful accounts. The allowances of doubtful accounts is determined by evaluating relative credit worthiness of each customers, the inability of customers to make payments, historical collection experience and other information, including the ageing of receivable. Management evaluates the collectability of accounts receivables on regular basis and write-off accounts when they are deemed to be uncollectible.

6.Prepaid and other current assets

	Successor	Predecessor
	As of March 31, 2018	As of March 31, 2017
Advances to suppliers and employees	4,298	1,913
Security deposit	1,828	1,517
Prepaid expenses	5,144	5,417
Receivables from government authorities	2,823	2,809
Interest accrued	6	90
Government grants receivables (Refer note 25)	1,555	2,848
Others receivables	3,118	623
	18,772	15,217

7.Property, plant and equipment, net

	Successor	Predecessor
	As of March 31, 2018	As of March 31, 2017
Freehold land	156	156
Leasehold land	37	40
Buildings	703	1,438
Leasehold improvements	9,695	23,154
Office equipment	4,361	15,441
Computers	10,867	39,710
Furniture and fixtures	3,416	8,485
Vehicles	68	117
Capital work in progress	148	1,448
Property, plant and equipment, gross	29,451	89,989
Less: Accumulated depreciation and impairment	(3,637)	(61,986)
Property, plant and equipment, net	25,814	28,003

Depreciation expense on property, plant and equipment for the year ended March 31, 2018 was $3,446 (Successor), $6,368 (Predecessor), March 31 2017 was $11,587 and March 31, 2016 was $17,269 respectively.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

Property, plant and equipment, net include assets held under capital lease arrangements amounting to $Nil and $463 as of March 31, 2018 and March 31, 2017 respectively. Depreciation expense in respect of these assets for the years ended March 31, 2018 was $Nil (Successor), $102 (Predecessor), March 31, 2017 was $238 and March 31, 2016 was $260, respectively.
Property, plant and equipment, net include asset held for disposal amounting $108 and $Nil as of March 31, 2018 and 2017, respectively. Depreciation expenses in respect of these assets for the years ended March 31, 2018 was $695 (Successor), $204 (Predecessor), respectively.

8.Goodwill

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
Opening balance	-	24,313
Acquisition during the period (Refer note 4)	153,368	38,684
Impairment	-	(4,758)
Exchange differences	-	157
	153,368	58,396

The Company tests goodwill for impairment as of March 31, 2018 and in the interim period if certain events or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company has completed the required impairment tests for goodwill for reporting unit/s and has determined that no impairment existed as of March 31, 2018, based on the projected business plan approved by the Board, including optimization of the low-cost contact centers to deliver services. The Company’s impairment analysis, which is based on the Company’s reporting unit structure, indicated that the fair value exceeded the carrying value at March 31, 2018 by 11 to 35 percent. The growth rate used to extrapolate cash flow projections beyond period covered by the five year budgets duly approved by the Board consists an inflation rate between 2% to 8%. The post-tax discount rate applied to these cash flow projections is between 9.5% to 21.8%. However, future changes in the assumptions used to make these estimates could result in an impairment loss.

Predecessor tested goodwill for impairment as of March 31, 2017. Based on the impairment testing performed for reporting unit/s, the Company impaired the excess of the carrying value in comparison of fair value of a reporting unit amounting $4,758, primarily due to increase in operating cost arising from a shift to high-cost contact center for delivering of the services, and recorded within Impairment losses and restructuring costs in the consolidated statement of operations. The growth rate used to extrapolate cash flow projections beyond period covered by the five year budgets duly approved by the Board consists a range of inflation rate of 2%. The pre-tax discount rate applied to these cash flow projections is 17.13%

9.Intangible assets, net

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
Gross carrying value
Customer relationships	52,600	27,200
Brand	49,500	-
Software	12,958	70,871
	115,058	98,071
Accumulated amortization
Customer relationships	1,387	1,679
Brand	1,306	-
Software	2,045	59,826
	4,738	61,505
Intangible assets, net	110,320	36,566
Amortization expenses for the year ended March 31, 2018 was $4,738 (Successor), $5,235 (Predecessor), March 31 2017 was $2,781 and March 31, 2016 was $1,503 respectively.
We estimated future amortization expense for the succeeding years relating to the intangible assets as follows:

Year ending March 31,	Amount
2019	11,687
2020	11,101
2021	9,838
2022	8,421
2023	7,680
Thereafter	61,593

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

10.Income Tax

a)Deferred tax

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
Deferred tax assets
Provision for doubtful debts and advances	1	-
Property, plant and equipment	412	216
Provision for employee benefits	2,432	683
Provision for expenses	537	1,468
Unabsorbed losses and depreciation carried forward	5,653	459
	9,035	2,826
Deferred tax liabilities
Property, plant and equipment	4,896	777
Intangibles from Business combination (Refer note 4)	17,357	-
Prepaid expenses	12	-
	22,265	777
Net deferred tax assets (liabilities)	(13,230)	2,049

Significant components of the deferred tax

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
Deferred tax assets
Domestic	-	-
Foreign	4,481	2,826
	4,481	2,826
Deferred tax liabilities
Domestic	16,899	-
Foreign	812	777
	17,711	777
Net deferred tax assets (liabilities)	(13,230)	2,049

At March 31, 2018, the deferred tax assets / (liabilities) is derived from India $2,314, Argentina $505, Australia $1,560, Peru $102, Malaysia $(790), South Africa $(22) and Singapore $(16,899) respectively.
At March 31, 2017, the deferred tax assets / (liabilities) is derived from UK $ 438, Argentina $ 646, Australia $ 1,552, Peru $ 96, Malaysia $ (629), South Africa $ 94 and Mauritius $ (148) respectively.
The company has early adopted ASU 2015-17 for Balance Sheet classification of deferred taxes to simplify presentation on a retrospective basis. The new standard allows that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as non- current on the balance sheet. As a result, each jurisdiction will now only have one net non-current deferred tax asset or liability.
In assessing the realisability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which temporary differences are deductible.
Management considers the scheduled reversal of deferred tax liabilities and projected taxable income in making this assessment. In order to fully realize a deferred tax asset, the Company must generate future taxable income prior to the expiration of the deferred tax asset under applicable law. Based on the level of historical taxable income and projections for future taxable income over the periods during which the Company’s deferred tax assets are deductible, management believes that it is more likely than not that the Company will realize the benefits of these deductible differences. No statutes have been extended on any of the Company’s income tax filings.

It is the Company’s intention to permanently reinvest the accumulated earnings of our foreign subsidiaries. As of March 31, 2018, undistributed earnings of foreign subsidiaries of $14,547 (March 31, 2017 : $36,200) were considered to have been reinvested indefinitely and, accordingly, the Company has not provided for income taxes on such earnings. The tax effect of indefinitely reinvested earnings is not practicable for the Company to determine the amount of unrecognized deferred tax liabilities on these indefinitely reinvested earnings.
At March 31, 2018 and March 31, 2017, the Company does not have any uncertain tax positions. The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. The Company does not expect any significant change to uncertain tax positions during the next twelve months.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

b)Income tax

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Component of income (loss) before income taxes was:
Domestic	(802)	-	-	-
Foreign	(2,728)	8,553	47,872	6,794
	(3,530)	8,553	47,872	6,794
Component of income tax expense reported in the income statement
Current tax:
Domestic	-	-	-	-
Foreign	2,214	3,252	5,655	1,059
Deferred tax:
Domestic	(458)	-	-	-
Foreign	(451)	(74)	5,893	1,586
	1,305	3,178	11,548	2,645
Other comprehensive Income:
Deferred tax:
Domestic	-	-	-	-
Foreign	(18)	(62)	(31)	8
	(18)	(62)	(31)	8
	1,287	3,116	11,517	2,653

c)Unrecognised deferred tax assets
Deferred tax assets have not been recognised in respect of the following items, because it is not probable that future taxable income will be available against which Group can use the benefits therefrom.

	Successor		Predecessor
	As of March 31, 2018		As of March 31, 2017
	Gross amount	Tax effect	Gross amount	Tax effect
Tax losses in Australia	18,755	5,626	20,933	7,245
	18,755	5,626	20,933	7,245

Unused tax losses for which no deferred tax asset has been recognised pertains to Aegis BPO Services Australia Holdings Pty Ltd., as
these tax losses are allow to be carry forward for indefinite period.
In India, unabsorbed depreciation of $14,578 on which deferred tax asset is created $5,094, allow to be carry forward till indefinite period.

d)Reconciliation of effective tax rate:

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Income/(loss) before income tax expense	(3,530)	8,553	47,872	6,794
Statutory tax rate	17%	3%	3%	3%
Computed expected income tax expense	(600)	257	1,436	204
Increase (decrease) in income taxes resulting from:
Foreign tax rate differential	1,566	1,444	3,320	707
Income exempt for tax purposes	(873)	(203)	(652)	(772)
Tax on unabsorbed depreciation/impairment	120	-	1,245	12
Disallowances for income tax purposes	1,189	596	608	2,956
Reversal of tax benefits	—	1,084	6,257	—
Other	(97)	-	(666)	(462)
Reported income tax expense (benefit)	1,305	3,178	11,548	2,645

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

11.Debt

a)Long term debt

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
Secured
Capital lease obligation	14	581
Term loan from banks	127,119	-
Current maturity of long term loans	6,215	11,889
Current maturity of capital lease obligation	28	461
Unsecured
Redeemable preference share*	-	60,500
	133,376	73,431
Less:
Current maturity of long term debt	6,215	11,889
Current maturity of capital lease obligation	28	461
	127,133	61,081

Certain assets of the Group which include property and equipment, current assets and investments in certain subsidiaries are provided as security for borrowings of the Group.
Interest rate on long term floating interest rate borrowings denominated in USD ranges from LIBOR +2.5% to LIBOR
+ 6.0% (2016: LIBOR +2.6% to LIBOR + 6.0% and 2015: LIBOR +2.6% to LIBOR + 6.0%).
*This represents $Nil (March 31, 2017: 60,500,000) cumulative redeemable preference shares issued to AGC Holdings Ltd which carries a coupon rate of 6.75% per annum and redeemable within 5 years from the date of allotment or earlier at the option of the issuer.
In addition, the Company’s loan agreement is subjected to covenant clauses, whereby the Company is required to meet certain financial ratios and obligation. These financial covenants are to be tested at the end of each financial quarter. As at March 31, 2018, the Company was in compliance with all financial covenants.
At March 31, 2018, the Company was in compliance with all financial covenants listed under the Agreement.
In connection with the loan, the Company incurred issuance cost of $7,270 which are deferred and amortized as an adjustment to interest expense over the term of the loan. The unamortized debt issuance costs as of March 31, 2018 was $6,614 and it is shown as net of debts.

b)Short term debt

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
i) Working capital loan repayable on demand
- Secured	12,813	13,877
- Unsecured	-	13,185
ii) Buyers credit from banks - secured	1,389	3,202
iii) Packing credit in foreign currency	3,426	3,064
	17,628	33,328

Working capital loan repayable on demand
Current borrowings except below mentioned buyers credit are secured by first pari passu charge on the current and future, current assets and second pari passu charge on current and future, property, plant and equipments in certain subsidiaries are provided as security.
The rate of interest on above loans is ranging between 3% to 12%.

Buyers credit from banks
Buyers credit availed under capex letter of credit facility is secured by first pari passu charge on all the fixed assets and second pari passu charge on all the current assets of the Company.
The above cash credits from banks are repayable on demand.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

12. Accrued expenses and other current liabilities

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
Accrued expenses	25,137	14,084
Accrued employee cost	13,454	13,738
Provision for leave encashment	4,674	6,195
Provision for gratuity (Refer note 18)	1,588	1,516
Provision for employee related claims	1,570	1,912
Advance from customers	8,154	8,074
Payables to government authorities	10,116	11,373
Derivative liabilities	14	-
Capital creditors	4,870	910
Other liabilities *	686	24,716
	70,263	82,518

* It mainly includes amounts payable towards acquisition of subsidiaries of $ Nil (March 31, 2017: $ 14,657) payable by Aegis Outsourcing UK Ltd. to Aegis Netherland Coop. Aforesaid balances were subsequently settled and paid on November 22, 2017.

13. Other non-current liabilities

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
Provision for compensated absences Provision for gratuity (Refer note 18)	2,970 6,716	2,664 6,866
	9,686	9,530

14. Interest and other income

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Interest income	124	248	110	516
Rent rebate	-	-	-	1,925
Miscellaneous income	68	212	534	83
	192	460	644	2,524

15. Interest and other finance cost

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Interest on banks and financials institutions	3,846	4,789	4,942	4,752
Other finance cost	843	22	1,194	516
	4,689	4,811	6,136	5,268

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

16.Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss consists of amortization of actuarial gain/(loss) on retirement benefits and changes in the cumulative foreign currency translation adjustments. The balances as of March 31, 2018 and 2017 are as follows:

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
Foreign currency translation	110	10,657
Unrecognised pension cost, net of taxes of $80 and $31	540	1,470
Accumulated other comprehensive loss	650	12,127

17.Earnings per share (EPS)

Basic earnings per share is calculated by dividing net profit for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share is calculated by dividing the net profit attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.
The following table sets forth the computation of basic and diluted earnings per share. Since there are no dilutive potential equity shares the basic and diluted EPS are the same.

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Net Income / (loss) attributable to ordinary shareholders	(6,815)	2,663	29,668	4,203
Net Income/(loss) attributable to ordinary shareholders	(6,815)	2,663	29,668	4,203

Weighted average number of equity shares for basic and diluted earnings per share	68	100	100	100

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Basic and diluted earnings per ordinary share ($)	(99,558)	26,633	296,681	42,034

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

18.Gratuity and other post-employment benefit plans

The Group has classified various employee benefits as under:

a)Defined contribution plan
The Group has recognised the following amount in the statement of income for the year ended:

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Contribution to defined contribution plans	5,115	9,605	10,254	2,972

b)Defined benefit plan

Gratuity Plan (Unfunded)
In accordance with applicable local laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees in India and Saudi. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Based on actuarial valuation, a provision is recognised in full for the projected obligation over and above the funds held in scheme. The benefits are based on years of service and average earnings for a defined period prior to retirement.

i)Principal actuarial assumptions:
The principal actuarial assumptions used to calculate the gratuity plan liabilities and plan assets are furnished below:

	Successor March 31, 2018		Predecessor March 31, 2017		Predecessor March 31, 2016
	India	Saudi Arabia	India	Saudi Arabia	India
Discount rate	6.80%	3.10%	6.40%	4.10%	7.30%
Salary escalation rate	7-8%	4.00%	7-10%	4.00%	7-10%

ii)Change in defined benefit obligation

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
Liability at the beginning of the year	-	1,236
Interest cost	101	327
Current service cost	521	1,497
On acquisition	7,777	4,464
Benefits paid	(730)	(918)
Plan amendments	43	-
Actuarial loss/(gain) on obligations	558	1,516
Forex	34	260
8,304		8,382

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

iii)Amount recognized in the consolidated balance sheet

	Successor As of March 31, 2018	Predecessor As of March 31, 2017
(a) Liability recognized in consolidated balance sheet
Liability at the end of the year	8,304	8,382
(b) Current/Non current liability
Current liability	1,588	1,516
Non current liability	6,716	6,866

iv)Expenses recognized in the consolidated statement of income

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Current service cost	521	941	1,497	243
Interest cost	101	183	327	112
	622	1,124	1,824	355

v)Amount recognised in consolidated statement of other comprehensive income

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Net actuarial loss/(gain)	558	1,453	1,516	(23)
	558	1,453	1,516	(23)

vi)    Expected benefit payments for the year ending

$ in thousands
March 31, 2019	1,621
March 31, 2020	2,478
March 31, 2021	1,996
March 31, 2022	1,689
March 31, 2023	1,514
March 31, 2024 to March 31, 2028	4,921

c)Compensated absences
The Group’s liability towards compensated absences is determined as per the local laws on a full liability basis for the entire un-availed vacation balances standing to the credit of each employee as at the year end. The Group establishes the liability for un-availed leave balances at each balance sheet date, based on the employee’s last drawn salary.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

19.Commitments and contingencies

a)Capital and other commitments

	Successor As of March 31, 2018	Predecessor As of March 31, 2017	Predecessor As of March 31, 2016
Capital commitments
Estimated amount of contracts remaining to be executed on capital account and not provided for, (net of advances)	1,614	1,900	620
Other commitment
Estimated amount service contracts remaining to be executed and not provided for	-	1,710	4,030

b)Guarantees

	Successor As of March 31, 2018	Predecessor As of March 31, 2017	Predecessor As of March 31, 2016
Contingencies for guarantee (bid bonds): This letter of guarantee issued by bank is backed by 100% cash margin deposited with bank.	691	1,407	1,084
	691	1,407	1,084

The Company has placed term deposits of $1,590 (March 31, 2017: $1,550 and March 31, 2016: $3,750) with National Australia Bank Limited to service bank guarantees given to existing clients and lease landlord.

20.Lease

a)Capital lease commitments
The Group had certain assets on capital lease. The legal title to assets acquired under the capital lease vests with the lessor. The total minimum lease payments and maturity profile of capital lease as on March 31, 2018, March 31, 2017 and March 31, 2016, element of interest included in such payments, and present value of minimum lease payments are as follows:

	Successor		Predecessor		Predecessor
	As of March 31, 2018		As of March 31, 2017		As of March 31, 2016
	Minimum Lease Payments	Present Value of Minimum Lease Payments	Minimum Lease Payments	Present Value of Minimum Lease Payments	Minimum Lease Payments	Present Value of Minimum Lease Payments
Within one year	10	8	636	456	497	422
After one year but not more than five years	44	34	494	583	433	437
More than 5 years	-	-	12	-	25	-
Total	54	42	1,142	1,039	955	859
Less: Amounts representing finance charges	12	-	103	-	96	-
	42	42	1,039	1,039	859	859

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

b)Operating lease commitments
The Group has entered into various operating leasing agreements classified as operating leases for office premises and office equipment which are renewable by mutual consent on mutually agreeable terms. These agreements generally range between 3 years to 9 years. The lease rentals charged during the year and obligation in respect of non-cancellable leases as per the respective agreements is as follows.

	Successor As of March 31, 2018	Predecessor As of March 31, 2017	Predecessor As of March 31, 2016
Lease payments recognized in the statement of income for the year	8,468	20,447	17,262
Lease rental payable
Within one year	13,305	9,987	9,766
After one year but not more than five years	27,650	25,340	24,691
More than 5 years	4,712	5,336	9,133
	45,667	40,663	43,590

c)    Minimum lease payments
As of March 31, 2018, approximate minimum annual lease payments were as follows:

	Operating lease	Capital lease
2019	13,305	10
2020	10,824	11
2021	7,842	11
2022	5,155	11
2023	4,712	11
Thereafter	3,829	—
Total minimum lease payments	45,667	54
Less: Amounts representing finance charges	—	(12)
Present value of capital lease obligations	45,667	42

21.Non-controlling interests (NCI)

a)Ownership interest held by non- controlling interests

Name of the Entity	Place of incorporation	Successor March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Contact Center Company	Saudi Arabia	49.00%	49.00%	49.00%	-
Aegis Services Lanka (Pvt) Ltd	Sri Lanka	-	-	-	20.00%

b)Summarised statement of income for NCI

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Contact Center Company	1,980	2,712	6,656	-
Aegis Services Lanka (Pvt) Ltd	-	-	-	(54)
	1,980	2,712	6,656	(54)

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

i)Contact Center Company

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Total Income	51,697	100,379	117,600	-
Net Income (loss) for the year	4,041	5,535	13,584	-
Other Comprehensive Income	(507)	(1,274)	(1,426)	-
Profit allocated to non-controlling interest	1,980	2,712	6,656	-
OCI to non-controlling Interest	(248)	(624)	(699)	-
Dividends paid to non-controlling interest	-	4,288	3,266	-

ii) Aegis Services Lanka (Pvt) Ltd

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Total Income	-	-	-	1,221
Net Income (loss) for the year	-	-	-	(270)
Profit allocated to non-controlling Interest	-	-	-	(54)

c) Summarised Balance Sheet for NCI

Contact Center Company

	Successor March 31, 2018	Predecessor March 31, 2017
Non-current assets	123,865	74,563
Current assets	9,324	49,694
Total	133,189	124,257
Non-current liabilities	2,901	7,813
Current liabilities	33,448	23,566
Total	36,349	31,379
Net Assets	96,840	92,878
Net Assets attributable to non-controlling interest	47,452	45,510

22. Interest in equity-accounted investees
Set out below are the associates of the group which, in the opinion of the managements, are material to the group. The entities listed below have share capital consisting solely of ordinary shares, which are held directly by the group. The country of incorporation or registration is also their principal place of business. The group's share of profit (loss) of associate, is accounted under the “equity method” as per which the share of profit of associate has been added to the cost of investment.

The carrying value of the associates of the group are as follow:

Name of entity	Country of incorporation	% of ownership interest		Carrying amount
		Successor March 31, 2018	Predecessor March 31, 2017	Successor March 31, 2018	Predecessor March 31, 2017
a) Contact Centre Company	Saudi Arabia	51.00%	51.00%	-	-
b) Immaterial associates	Australia	-	-	10,911	1,277
Carrying amount of interest in associates				10,911	1,277

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

The share of profit of the associates of the group are as follow:

Summarised statement of comprehensive income	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Aggregate amounts of the group’s share of income	76	996	2,346	8,181

a)Contact Centre Company (CCC)

Summarised statement of comprehensive income	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Revenue	-	-	20,478	121,804
Expenses	-	-	(18,178)	(105,721)
Net income for the year	-	-	2,300	16,083
Other comprehensive income for the year	-	-	-	-
Total comprehensive income for the year	-	-	2,300	16,083
Aggregate amounts of the group’s share of income	-	-	1,163	8,141
Group’s share in % #	-	-	-	50.33%

# On November 18, 2015 the Group has acquired additional 4,501 shares at par value of SAR 10 each from Saudi Telecom Company (“STC”). The amount has been paid and necessary permission has been obtained from the relevant authorities of the Kingdom of Saudi Arabia, including the Ministry of Commerce and Industry, the Saudi Arabia General Investment Authority and the Notary Public. Accordingly shares has been transferred from STC to Essar Services Mauritius. As a result the Company’s holding in CCC had been increased to 51%. Subsequently, w.e.f. June 02, 2016 the group has obtained the majority in the board. As a result the Group has acquired controlling interest over CCC from said date.

a)Individually immaterial associates
In addition to the interests in associates disclosed above, the group has 33.33% interest in Queensland Partnership Group Pty. Ltd., 16.67% interest in Services Queensland Partnership in Australia and 16.67% interest in Northern Australia Services Pty Ltd - NAS (v) in Australia. The group's share of profit/loss of associate, is accounted under the “equity method” as per which the share of profit of associate has been added to the cost of investment.

	Successor November 22, 2017 to March 31, 2018	Predecessor April 01, 2017 to November 21, 2017	Predecessor March 31, 2017	Predecessor March 31, 2016
Aggregate carrying amount of individually immaterial associates	10,911	830	1,277	440
Aggregate amounts of the group’s share of:
Income from continuing operations	76	996	1,183	40
Other comprehensive income for the year	-	-	-	-
Total comprehensive income for the year	76	996	1,183	40

23. Financial Instruments and Concentration of Credit Risk
For certain financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued expenses, and other current liabilities, recorded amounts approximate fair value due to the relatively short maturity periods of such instruments.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, time deposits and accounts receivable. By their nature, all such financial instruments involve risks including the credit risks of non-performance by counterparties. Pursuant to the Company’s investment policy, its surplus funds are maintained as cash or cash equivalents and are invested in time deposits, placed with highly rated financial institutions to reduce its exposure to market risk with regard to these funds.

CSP ALPHA MIDCO PTE. LTD. AND ITS SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

The Company’s exposure to credit risk on account receivable is influenced mainly by the individual characteristic of each customer and the concentration of risk from the top few customers. To mitigate this risk the Company evaluates the creditworthiness of its clients in conjunction with its revenue recognition processes as well as through its ongoing collectability assessment processes for accounts receivable. For the year ended March 31, 2018, three customers accounted for 40% of the revenue whose corresponding accounts receivable as at March 31, 2018 accounted for 31% of the accounts receivable as at March 31, 2018. For the year ended March 31, 2017, three customers accounted for 39% of the revenue whose corresponding accounts receivable accounted for 26% of the accounts receivables. None of the other customers accounted for more than 10% of the revenues for the years ending on March 31, 2018 and 2017.

24.Restructuring costs

a)The management discussed and approved a written plan to exit of its United Kingdom operations (Aegis UK) primarily on account of lack of sustainable new business resulting in reduction in revenue, increase in operating loss and interest expense as detailed in the table below:

	March 31, 2018	March 31, 2017
Revenue	6,097	9,177
Operating (loss)	(3,947)	(1,157)
Finance cost, net	(430)	5

b) The management plan in respect of the aforesaid exit was communicated in sufficient detail to determine the exit or disposal cost on January 12, 2018.
c) Aegis UK incurred an impairment and restructuring costs amounting to $1,868 and $255 (included in the statement of income) for the year ended March 31, 2018 and 2017 respectively in respect an onerous lease, dilapidation costs, severance and other associated cost with the exit from the UK market.
d) As a result of the aforesaid operational and restructuring activities, Aegis UK incurred a net loss of $3,416 and $884 for the year ended March 31, 2018 and 2017 respectively.

25.Government Grant

a)During the year ended March 31, 2018 Aegis Argentina SA has claimed a monthly subsidy of 25% (twenty five per cent) of monthly gross salaries to pay each of its business processes and/or telemarketing agents, either with a remunerative or non- remunerative character, ratified by the Labour Department for a period of four years from the Congress of the Province of Tucuman. Aegis Argentina SA has received grant income amounting to $418 (March 31, 2017 : $404 and March 31, 2016 : $720). The management considers this grant incidental to the operations of the Group and accordingly the same has been netted off against the salary expense.

b)During the year ended March 31, 2018 Contact Center Company has claimed grant of $3,983 (March 31, 2017: $3,995 and March 31, 2016: $6,140) from Human Resource Development Fund (HRDF). The objective of this grant is to support the Organization with the eligibility based funding for hiring high school/ graduates who are Saudi nationals to increase Saudization. The management considers this grant incidental to the operations of the Group and accordingly the same has been netted off against the salary expense.

c)During the year ended March 31, 2018 Aegis Outsourcing South Africa (Pty) Ltd has claimed incentive of $444 (March 31, 2017: $330 and March 31, 2016: $310) from Minister of Trade and Industry of South Africa. The objective of the incentive is to create youth employment in South Africa through servicing offshore activities by contributing to the country's export revenue. The management considers this grant incidental to the operations of the Group and accordingly the same has been netted off against the related expense.

d)During the year ended March 31, 2018 Aegis BPO Malaysia SDN BHD has claimed financial support incentives $1,526 (March 31, 2017: $Nil and March 31, 2016: $Nil) from i2M Ventures SDN BHD. The objective of the incentive is to provide financial support to the company in the form of customised incentives like rental grant, training support subsidy. The management considers this grant incidental to the operations of the Group and accordingly the same has been netted off against the related expense.

26.Subsequent events
On July 20, 2018, CSP Alpha Holdings Parent Pte Ltd ("Holding Company" or "CSP") have successfully completed a business combination transaction under reverse merger with STARTEK, a leading provider of business process outsourcing services with significant operations in the United States, Philippines, Honduras and Jamaica, and a listed company on the New York Stock Exchange (NYSE). With the consummation of this transaction CSP now owns approximately 55% of the combined business.